                         LOAN AGREEMENT BY AND BETWEEN
                                   CITIBANK
                                      and

PRICSMARLANDCO, S.A., PRISMAR DE COSTA RICA, S.A., PSMT CARIBE, INC., PRICESMART, INC., P.S.C., S.A., AND VENTURES SERVICES, INC.

THIS LOAN AGREEMENT IS ENTERED INTO, ON THE DATE INDICATED ON THE SIGNATURE PAGE HERETO, BY AND BETWEEN, on the first part, CITIBANK, N.A. - INTERNATIONAL BANKING FACILITY, a banking entity established, organized and existing under the laws of the United States of America ("CREDITOR") and, on the second part, PRICSMARLANDCO, SOCIEDAD ANONIMA, a corporation organized and existing under the laws of the country of Costa Rica ("DEBTOR"), and as guarantors PRISMAR DE COSTA RICA, SOCIEDAD ANONIMA, a corporation organized and existing under the laws of the country of Costa Rica, PRICESMART, INC., a corporation organized and existing under the laws of Delaware, P.S.C., SOCIEDAD ANONIMA, a corporation organized and existing under the laws of Delaware, P.S.C., SOCIEDAD ANONIMA, a corporation organized and existing under the laws of Panama, and PSMT CARIBE, INC., a corporation organized and existing under the laws of the British Virgin Islands ("GUARANTORS"), and VENTURES SERVICES, INC., a corporation organized and existing under the laws of Delaware, as technology licensor ("LICENSOR").

                                  RECITALS:

WHEREAS, DEBTOR, PRICSMARLANDCO, SOCIEDAD ANONIMA, Costa Rican corporate identification number three hyphen one hundred and one hyphen two hundred twenty nine thousand nine hundred forty-eight (3-101-229,948), domiciled in San Jose, Costa Rica, entity registered in the Mercantile Section of the Public Registry, book one thousand two hundred two (1,202) page seventy-eight
(78), entry seventy-five (75), has applied to CREDITOR CITIBANK N.A. - INTERNATIONAL BANKING FACILITY, a bank entity established, organized and existing under the laws of the United States of America, for a medium term non-revolving mercantile loan in the amount of five million nine hundred thousand dollars ($5,900,000.00), legal tender of the United States of America (the "LOAN");

WHEREAS, THE DEBTOR proposes to use the LOAN for costs of construction, including furniture, fixture and equipment, of PRICESMART membership shopping warehouse with an area of approximately five thousand (5,000) square meters, on a parcel of land owned by THE DEBTOR in San Jose, Costa Rica, Central America, more accurately described below ("THE PROPERTY");

WHEREAS, THE DEBTOR has offered a security interest in THE PROPERTY, including any improvements thereto, in favor of THE CREDITOR;

WHEREAS, THE DEBTOR has agreed to continue being responsible for the operation, management and administration of the PRICESMART mercantile establishment;

WHEREAS, THE DEBTOR has complied with the following conditions precedent to the grant of the loan: a) THE DEBTOR has offered loan guarantees acceptable to THE CREDITOR, b) the parties have reached an agreement concerning the terms and conditions of the loan and the form and content of documentation necessary for the completion of this transaction, including but not limited to credit agreements and insurance policies, c) THE DEBTOR has provided an appraisal of THE PROPERTY and furniture, fixtures and equipment offered as security for this loan which was conducted by an expert appraiser selected by THE CREDITOR, and; d) the appraisal reflected an appraised value in an amount sufficient to qualify THE PROPERTY TOGETHER WITH FURNITURE, FIXTURES AND EQUIPMENT as security for the loan in the amount contemplated;

WHEREAS, THE DEBTOR has agreed that THE CREDITOR reserves the right not to make any disbursement in cash if there is: a) any adverse material change in the financial condition of THE DEBTOR and/or any of THE GUARANTORS between the date of the execution of this LOAN AGREEMENT and the date on which the disbursement becomes due, and; b) if at the time of the disbursement, political conditions in the Republic of Costa Rica materially and adversely affect the risks to THE CREDITOR in making the loan disbursement;

WHEREAS, it has been deemed beneficial by THE CREDITOR, THE DEBTOR and each of THE GUARANTORS, to grant, receive and guarantee, respectively, the loan set forth in this document, in accordance with the terms and conditions herein set forth;

THEREFORE, in accordance with the foregoing clauses, and being deemed beneficial for all the parties hereto, the undersigned enter into this LOAN AGREEMENT, subject to the following terms and conditions:

AGREEMENT:

1.  DEFINITIONS:
For purposes of this LOAN AGREEMENT, the following terms shall mean:
THE PROPERTY: That property registered in the Public Registry Office,
   Province of San Jose, real estate registration numbers: 1) four hundred and eighty-six thousand one hundred and ninety-eight hyphen zero zero zero (486,198-000), described as parking lot and warehouse, located in San
   Jose, eighteenth canton, first district, with an area twenty one thousand three hundred fifty three meters with twenty seven square decimeters (21,353,27 m2), and the following boundary lines: North: Pricsmarlando, S.A. and public road South: National Insurance Institute; East: Republic Tobacco Company; and West: Negocios Nacional Nortenos, S.A. and partially Pricsmarlando, S.A. 2) four hundred and ninety four thousand eight hundred fifty six hyphen zero zero zero (494,856-000), described as land for construction, located in San Jose, eighteenth canton, first district, with an area two thousand two hundred forty nine meters two square decimeters (2,249,02 m2), and the following boundary lines: North: public road South: Pricsmarlando, S.A.; East: Republic Tobacco Company; and West:
   Pricsmarlando, S.A. and which constitutes the encumbered property that secures payment under this LOAN AGREEMENT.
LOAN AGREEMENT or AGREEMENT:  The agreement stipulated, agreed upon and subscribed by means of this written instrument.
DISBURSEMENT: The delivery of the DOLLARS lent to THE DEBTOR by THE CREDITOR, in cash or by means of check, transfer or deposit.
BUSINESS DAY: Any day that the offices of THE CREDITOR are open to the general public in the cities of New York and San Jose, Costa Rica. With regard to the six (6) month LIBOR RATE, a day on which THE CREDITOR's banks in the cities of New York and San Jose, Costa Rica are all open.
DOLLARS OR DOLLAR: The legal tender of the United States of America.
MATERIAL ADVERSE CHANGE: The negative impact on THE DEBTOR resulting from any unfavorable action of any kind or nature, including, but not limited to any disadvantageous determination in any suit, arbitration proceeding, judicial, extrajudicial or administrative proceedings, or any investigation of any government or other authority, which may impose a negative and adverse burden, which may make materially difficult and alter adversely the financial condition, the business operations, the assets or the securities of THE DEBTOR. For purposes of this definition, "material adverse change" shall mean: Any variation related to the business, financial conditions, or of other nature, operations, results, properties or perspectives of the DEBTOR and/or Prismar de Costa Rica, S.A. and/or political, economical or financial conditions of the Republic of Costa Rica, or in the Costa Rican market of debtors of loans or loan securities, which, in good faith opinion of the CREDITOR, could reasonably be expected to significantly diminish the BORROWER'S ability to perform its obligations under THE LOAN.
SELF-GUARANTEED LOAN: That certain loan dated as of May 27, 1999 by and between Prismar de Costa Rica, S.A. and Banco Bilbao Viscaya as amended, evidenced by a Promissory Note. BORROWER, PRISMAR DE COSTA RICA, S.A. and each of the GUARANTORS agree that the SELF-GUARANTEED LOAN will not be materially modified without Creditor's prior written consent.
FINANCIAL STATEMENT: the balance sheet, profit and loss statement, and the cash flow statement, including any accompanying note; and in the case of audited Financial Statements, including the auditors' report and the report of the President or the managers of THE DEBTOR and each of THE GUARANTORS.
LEGALLY IN ARREARS: Failure to make a timely payment to interest or to pay one of the installments to principal as agreed upon, thereby authorizing THE CREDITOR to consider the loan one hundred percent due and payable.
FISCAL YEAR: The period of time that starts on the first day of September of every year and ends on the thirty-first day of August of the following year. If there is any change in the fiscal year of THE DEBTOR or any of THE GUARANTORS, it shall be communicated, and the appropriate addendum to this AGREEMENT shall be subscribed.
SIX (6) MONTH LIBOR RATE: Six (6) Month LIBOR Rate on a given date shall mean the rate offered by Citibank N.A. London Branch to prime banks in the London interbank market at 11 a.m. (London Time) two London Banking Days prior to that due date with reference to advances of six months' tenor of amounts approximately equal to the principal amount of the Advance then outstanding; further, a "London Banking Day" shall mean a day on which banks are not required or authorized to close in London.

THE LOAN:
     Subject to the terms and conditions stipulated in this LOAN AGREEMENT, THE CREDITOR agrees to lend to THE DEBTOR, and THE DEBTOR agrees to borrow from THE CREDITOR, the amount of five million nine hundred thousand DOLLARS ($5,900,000.00), legal tender of the United States of America, non-revolving mercantile loan, which THE DEBTOR shall use to cover the costs of construction including furniture, fixture and equipment a PRICESMART membership shopping warehouse on THE PROPERTY.

DISBURSEMENT:
THE DEBTOR shall receive from THE CREDITOR the amount of five million nine hundred thousand DOLLARS ($5,900,000.00), amount that shall be disbursed subject to: 1) THE DEBTOR offering loan guarantees acceptable to THE CREDITOR, 2) the parties reaching an agreement concerning the terms and conditions of the loan and the form and content of documentation necessary for the completion of this transaction, including but not limited to credit agreements and insurance policies, 3) THE DEBTOR providing an appraisal of THE PROPERTY offered as security for this loan conducted by an expert appraiser selected by THE CREDITOR, and; 4) the appraisal reflecting an appraised value in an amount sufficient to qualify THE PROPERTY as security for the loan in the amount contemplated.
By its execution of this AGREEMENT, THE CREDITOR expressly acknowledges that all conditions above have been met.
THE DEBTOR authorizes THE CREDITOR to deduct from this sum the amount required to cover the structuring fee referenced in Section 4.c. below.

 4. INTEREST, FEES AND INCREASE IN COSTS:
REGULAR INTEREST: This loan will accrue interests on the remnant of the debted amount, equivalent to the Six (6) Month LIBOR Rate plus four percentage points. The Six (6) Month LIBOR Rate will be reviewed, adjusted and modified on a monthly basis. The interests will be due and payable on a monthly basis and will be calculated on the basis of three hundred sixty days of a calendar year and according to the number of days that have passed. The interest will start to be counted from today and will be payable every fifteen day of every month starting on the fifteen day of November, 1999.
OVERDUE INTEREST: If THE DEBTOR fails to make a principal payment on the agreed upon date, the DEBTOR will acknowledge interests in the ordinary rate that in each opportunity will be in force, plus a surcharge of three percentage points, applicable on the principle due. Said overdue interest shall also be paid by THE DEBTOR in DOLLARS.
STRUCTURING FEE: THE DEBTOR shall pay, one time only, the amount of eighty-eight thousand five hundred DOLLARS ($88,500.00) to THE CREDITOR, as a credit structuring fee, which amount THE DEBTOR authorizes and requests be deducted from the amount of the disbursement.
TAXES: (a) Any and all payments made hereunder shall be made free and clear of and without deduction for any present of future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect hereto, excluding taxes imposed on net income and all income and franchise taxes and any political subdivisions thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any taxes are required by law to be deducted from or in respect of any sum payable hereunder (i) the sum payable shall be increased as may be necessary so that after making all required deductions the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the DEBTOR shall make such deductions and (iii) the DEBTOR shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. (b) In addition, the DEBTOR agrees to pay any present or future documentary stamp or intangible taxes or any other excise or property taxes, charges or similar levies which arise from any payments made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this agreement (hereinafter referred to as "Other taxes"). (c) The
     DEBTOR will indemnify the Bank for the full amount of Taxes or Other taxes (including, without limitation, any Taxes or Other taxes imposed by any jurisdiction on amount payable under this Section) paid by the Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Bank makes written demand therefor. (d) Within 30 days after the date of repayment of Taxes, the DEBTOR will furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment, the DEBTOR will furnish to the Bank a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Bank, in either case stating that such payment is exempt from or not subject to Taxes. (c) Without prejudice to the survival of another agreement of the DEBTOR hereunder, the agreements and obligations of the DEBTOR contained in subsections (a) through (d) above shall survive the payment in full of principal and interest hereunder.

5. TERM:
The term is five (5) years, commencing the 12th day of October 1999 and expiring on the 15th day of October 2004.

6. PROCEDURE AND PLACE OF PAYMENT OF THE AMOUNTS OWED:
INSTALLMENTS: THE DEBTOR shall pay to THE CREDITOR the amount of principal owed, by means of the timely payment of twenty fixed and consecutive quarterly installments to capital, in arrears, in the amount of two hundred fifteen thousand one hundred four dollars and sixteen cents ($215,104.16) each, payable on the fifteen of the initial month of each quarter, starting on the fifteen day of January 2000, and a twenty-first and final installment in the amount of one million five hundred and ninety-seven thousand nine hundred sixteen dollars and sixty-seven cents ($1,597,916.67) on the fifteenth day of October, 2004, plus any outstanding balance. The quarterly installments payable to THE CREDITOR shall be debited on each date of payment scheduled from the current account that THE DEBTOR will have with THE CREDITOR OR ANY SUBSIDIARY OR AFFILIATE OF THE CREDITOR denominated in Dollars, or paid by means of check, transfer or any other means to the full satisfaction of THE CREDITOR. Interest shall be payable on a monthly basis, in accordance with
Section 4 above.

7. CONDITIONS PRECEDENT TO THE DISBURSEMENT OF THE CREDIT:
Prior to the disbursement of the credit, the following Conditions Precedent must be meet:

A.     THE DEBTOR shall have delivered the following to THE CREDITOR:
   Three years of financial statements, including balance sheet, profit and loss statement and cash flow statement, of PRICESMART, INC.
   Business plan and cash flow projections for the term of the credit of THE
       DEBTOR and PRISMAR DE COSTA RICA, S.A. on a consolidated basis.

     Business plan and cash flow projections of PRICESMART, INC. AND PSMT
          CARIBE, INC. for 1999-2000 period.
     Final plans of the construction and its specifications.
   e.  Environmental impact assessment, if required by THE CREDITOR.
   f.  Soil study, if required by THE CREDITOR.
     Occupancy permits and other permits and authorizations required for operation of the mercantile establishment.
     Leases, shareholder's agreement and license grants, including: license agreement, technology transfer, training and sourcing agreements subscribed by and among PRICESMART, INC., VENTURES SERVICES, INC. and PRISMAR DE COSTA RICA, S.A., and the lease agreement subscribed by and between PRICSMARLANDCO, S.A. and PRISMAR DE COSTA RICA, S.A. Appraisal of the assets given as a security, with form and contents acceptable to THE CREDITOR, which shall be for an amount of no less than eight million six hundred thousand Dollars ($8,600,000.00) for the real estate and the personal property located inside the real property, as it is as of the date hereof. PriceSmart, Inc., Ventures Services, Inc., and Prismar de Costa Rica, S.A. hereby expressly amend the Licensing, Technology Transfer, Training and Sourcing Agreement dated September 14, 1998 in the terms and to grant, in favor of CREDITOR, the rights indicated in clause 12 point p of this document.

   i.   Any other document that may be reasonably required by THE CREDITOR.
 B. CITIBANK, N.A. - IBF shall have finalized and signed a Participation Agreement with BANCA PROMERICA for its participation in the credit, for an amount of nine hundred thousand Dollars ($900,000.00). Said participation shall include the collateral on a PARI PASSU basis; however, in an event of default, CITIBANK, N.A. - International Banking Facility shall have priority over Banca Promerica, its participation being subordinated to the recovery of the part of the credit lent by CITIBANK, N.A. - International Banking Facility. In any case, the insurance of the Overseas Private Investment Corporation (OPIC) shall not cover Banca Promerica.

SPECIAL CONDITIONS OF THE LOAN:
INSURANCE: THE DEBTOR agrees to deliver to THE CREDITOR proof of insurance coverage over all the facilities and assets given as security, including the property and the buildings, improvements and equipment, against every risk, including but not limited to fire, hurricane, civil riot, earthquake, floods, liability for accidents and business interruption, and any other damage, in an amount deemed satisfactory to THE CREDITOR. The rights derived from the existing insurance policies shall be assigned in favor of THE CREDITOR effect for the term of this LOAN AGREEMENT. The application of the amounts paid on any insurance policy claim to the reduction or satisfaction of any outstanding amount of the loan, or to the restoration of all or part of the facilities given in guarantee to THE CREDITOR, shall be without prejudice of any other right or remedy that THE

     CREDITOR may have as established in this LOAN AGREEMENT. Without notice being required on the anniversary of each insurance policy, or at the request of THE CREDITOR, THE DEBTOR shall deliver to THE CREDITOR duplicates of all the original insurance contracts or policies subscribed in accordance with the previous provisions, as well as copies of the receipts of the premiums paid, and a confirmation issued by the insurer certifying that the policies are in force and fully in effect, and that THE DEBTOR appears registered as mortgage creditor and beneficiary of the policies.
   b. TITLE INSURANCE: The DEBTOR has provided title insurance policy issued by Stewart Title which the CREDITOR acknowledges receipt and deems acceptable. Such title policy shall be in place in the same terms and conditions during the term of the Loan Agreement, except otherwise agree between DEBTOR and CREDITOR.

c. PREPAYMENT: THE DEBTOR reserves the right to repay the loan earlier but, in such a circumstance, it shall not have any right to any discount or to the return of interest already paid. Every prepayment shall be applied to the principal in a reverse order to that of the loan maturity. All interest due on the prepayment is payable at the same time. Said prepayment can be total or partial. If THE DEBTOR makes a partial prepayment, the payment must be in an amount of no less than two hundred fifteen thousand one hundred four dollars and sixteen cents ($215,104.16.00), and shall not be required to pay any prepayment penalty. It is understood that an prepayment shall necessarily coincide with the dates of payment of interest. In any event of prepayment, THE DEBTOR shall give notice of its intent to THE CREDITOR two business days prior to the actual payment. THE DEBTOR shall indemnify THE CREDITOR against any loss, cost or expense incurred by THE CREDITOR as a result of not honoring a prepayment requested and confirmed by THE DEBTOR.

 9. OBLIGATIONS OF THE DEBTOR AND PRISMAR DE COSTA RICA, S.A.:
 THE DEBTOR and PRISMAR DE COSTA RICA, S.A. do expressly agree and undertake for the whole term of the loan and until all the monetary obligations derived from it have been paid in full and during the term of effectiveness of all the securities granted under this AGREEMENT, to the following:
EXISTENCE AND OPERATING LICENSES: THE DEBTOR and PRISMAR DE COSTA RICA, S.A.
     shall obtain, preserve and keep in full legal force their corporate existence and full capacity to operate in Costa Rica, as well as all types of licenses and permits to operate their activities, including but not limited to: all local zoning, land use permits and tax approvals needed to convert the garden/soccer field into a shopping warehouse. Likewise, THE DEBTOR and PRISMAR DE COSTA RICA, S.A. shall comply with all material aspects of the governing laws, regulations, decrees, resolutions, judgments, opinions and orders or restrictions imposed by any government, judicial or administrative authority or entity, which are applicable to the management of their businesses and activities, and the ownership of their property and assets and related subsidiaries, including environmental laws, and they shall pay when due all the material obligations they may have now or in the future during the term of effectiveness of this loan.
BUSINESS MANAGEMENT: They shall continue conducting and operating their businesses substantially as described to THE CREDITOR in connection with this LOAN AGREEMENT. THE DEBTOR and PRISMAR DE COSTA RICA, S.A. shall conduct its business in compliance with all applicable laws and directives of Governmental Bodies having the force of law, including without limitation Corrupt Practices Laws, and shall implement internal management and accounting practices and controls adequate to ensure compliance with applicable Corrupt Practices Laws. For purposes of the previous sentence, the term "Governmental Body" means any national, state or local governmental entity, inside or outside Costa Rica, with de facto or de jure authority over any of the Debtor, GUARANTORS, or Citibank, and the term "Corrupt Practices Law" means any law prohibiting (or imposing sanctions for) bribery, kickbacks, or similar business practices. The DEBTOR shall not use the proceeds of the loan for any purpose other than meeting the expenses of the project, and shall not engage in any business in connection with the project other than the DEBTOR's present business activities and those related to the project
     (as each are described in the information provided to OPIC by Citibank) and other activities similar thereto, without the prior consent of OPIC.
ASSETS AND PROPERTIES: They shall keep all assets and properties they have used in the management of their businesses, in particular those that secure payment of the LOAN AGREEMENT, undertaking to maintain the securities granted under this LOAN AGREEMENT in the same condition they are; and in particular THE DEBTOR and PRISMAR DE COSTA RICA, S.A. cannot alienate, transfer or otherwise dispose of any of the securities to which this AGREEMENT refers.
BANK BUSINESS: to the extent that the prices and services of THE CREDITOR are competitive in the local market, THE DEBTOR, PRISMAR DE COSTA RICA, S.A. and their subsidiary and related companies shall strive to obtain their needed bank services from THE CREDITOR.
AUDITS AND INSPECTIONS: THE DEBTOR and PRISMAR DE COSTA RICA, S.A. agree to collaborate in the inspections regarding the loans and their securities which may be conducted by CREDITOR. Futhermore, THE DEBTOR and PRISMAR
     DE COSTA RICA, S.A. agree to accompany the legal representatives of THE CREDITOR to inspect THE PROPERTY given as a security, whenever THE CREDITOR may deem it reasonably necessary.

FINANCIAL STATEMENTS: THE DEBTOR and each of THE GUARANTORS shall submit to THE CREDITOR, within ninety (90) days following the end of their fiscal year, their Annual Financial Statements duly audited by a firm of external auditors accepted by THE CREDITOR. In the case of THE DEBTOR and PRISMAR DE COSTA RICA, S.A., said Financial Statements shall be consolidated and consolidating. If at any time THE CREDITOR does not approve of the firm of external auditors utilized by THE DEBTOR it shall give notice to THE DEBTOR and/or any of THE GUARANTORS indicating the reasons for the disapproval. In said case, THE DEBTOR and/or THE GUARANTORS shall have thirty days counted from the date of communication to designate a new company that shall also be subject to the same examination and approval of THE CREDITOR, which shall not be unreasonably withheld. If approval is not granted by THE CREDITOR in this period, THE CREDITOR shall have the right to consider all monetary obligations in its favor as due and payable jointly and in advance.

INTERNAL FINANCIAL STATEMENTS: THE DEBTOR and each of THE GUARANTORS shall submit to THE CREDITOR on a quarterly basis within forty-five days following the end of each quarter, their interim and internal financial statements. In the case of THE DEBTOR and PRISMAR DE COSTA RICA, S.A., they shall be consolidated and consolidating. All statements shall include an affidavit by the legal representative, stating compliance with the undertakings hereunder made, including but not limited to: the respective financial ratios.
Y2K PREPAREDNESS: THE DEBTOR and PRISMAR DE COSTA RICA, S.A. shall submit to THE CREDITOR a statement of Y2K preparedness including a duly approved contingency plan.
PAYMENT OF TAXES: THE DEBTOR and PRISMAR DE COSTA RICA, S.A. shall submit on time and in the appropriate form all income tax returns and reports, and pay when due all municipal and property taxes and other government charges, or those that for any reason have been levied on their activities and real and personal property, in particular those that are securities under this instrument. THE DEBTOR and PRISMAR DE COSTA RICA, S.A. shall not be required to pay said taxes while they are contesting, in good faith, their validity or amount following the appropriate legal procedures; but they shall reflect in their financial statements the reserve fund or allowance for payment thereof, if said payment has to be made.
MAINTENANCE OF CERTAIN FINANCIAL RATIOS: Financial ratios will be reviewed on a quarterly basis, calculated and measured using a 12 month rolling basis, commencing with the conclusion of the first full year of operation from the date of the loan. During the term of the credit, THE DEBTOR y PRISMAR DE COSTA RICA, S.A., shall maintain on a consolidated basis the following financial ratios: Debt service ratio (defined as: net income + interest + depreciation + amortization/principal + payment of interest), excluding the SELF-GUARANTEED LOAN, shall not fall below the level of one point one zero (1.10) for the year 2000; one point fifteen (1.15) for the year 2001, one point twenty-five (1.25) for the year 2002 and one point five (1.50) thereafter. Interest coverage ratio (defined as: Net income + interest + depreciation + depreciation + amortization/interest payment) excluding the Self-Guaranteed Loan, shall not fall below the level of one point seven five (1.75) for the year 2000, two point zero (2.0) for the year 2001, two point five (2.5) for the year 2002 and three point zero (3.0) thereafter. Leverage Ratio (defined as:

     total debt - Self-Guaranteed Loan/net worth + Self-Guaranteed Loan) shall not be greater than the level of three point zero (3.0) for the year 2000, two point five (2.5) for the year 2001 and two point zero (2.0) thereafter; The total debt, excluding the Self-Guaranteed Loan /EBITDA ratio cannot exceed five point zero (5.0) for the year 2000; four point zero (4.0) for the year 2001; two point seventy-five (2.75) for the year 2002 and two point five (2.50) thereafter. EBITDA shall be calculated using the past twelve (12) months at the time of the calculation, and shall be defined as: the amount (without duplication) of: net income + depreciation and amortization + interest expense + all accounting expenses that do not represent a cash expenditure during the period, including but not limited to: unrealized losses derived from the exchange differential or monetary corrections and, only when said expense has been deducted in connection with the determination of the nets profits + expenses of taxes on profits, only when the expense has been deducted in connection with the determination of the net income - accounting income that does not represent cash income during the year, including but not limited: profits from the exchange difference and monetary corrections - capital income from their interest in subsidiaries or affiliates + dividends in cash received from subsidiaries and affiliates.

NOTICE OF LITIGATION, ADMINISTRATIVE PROCEEDINGS AND TAX RE-QUALIFICATIONS: THE
     DEBTOR and each of the GUARANTORS, shall give written notice to THE CREDITOR, immediately after THE DEBTOR learns of any litigation or administrative or arbitration proceeding, or tax re-qualifications, which may affect THE DEBTOR, that is developing adversely or that threatens to be initiated against it, and which may have an adverse material effect on the business, assets or financial condition of THE DEBTOR, or which may affect or which can materially affect the capacity of THE DEBTOR to comply with its obligations acquired under this instrument and this LOAN AGREEMENT.
ANNUAL REVIEWS OF THE LOAN: THE DEBTOR and PRISMAR DE COSTA RICA, S.A., agree and undertake to respect to respect the annual reviews of the loan to be conducted by THE CREDITOR, and respect all those additional requirements that may be necessary to impose on THE DEBTOR and PRISMAR
     DE COSTA RICA, S.A. as a result of such reviews.
  a. THE DEBTOR agrees that each year during the term of the loan, it will complete and submit OPIC's form of "Self-Monitoring Questionnaire for Insurance & Financial Projects" (as that form may be amended from time to time) with respect to the operation of the project. Also, THE DEBTOR agrees that it will, upon OPIC's request, permit OPIC representatives to inspect the Debtor's facilities and properties during normal business hours.
KEEPING OF BOOKS AND RECORDS: THE DEBTOR and PRISMAR DE COSTA RICA, S.A.
     undertake to adequately and accurately keep all the books and records necessary and common in similar companies.
BUSINESS WITH AFFILIATES: Both THE DEBTOR and PRISMAR DE COSTA RICA, S.A. can undertake business or transactions with affiliates, provided said business or transactions are undertaken as arm's length transactions.
COMPLIANCE OF ALL THE TERMS AND CONDITIONS ESTABLISHED BY OPIC (OVERSEAS PRIVATE
     INVESTMENT CORPORATION), RELATED TO THE ENVIRONMENTAL STANDARDS, LABOR RIGHTS AND HEALTH AND SECURITY OF THE WORKERS: THE DEBTOR and Prismar de Costa Rica, S.A. must comply with the following requirements: (1)
     Labor Rights. THE DEBTOR and Prismar de Costa Rica, S.A. agree not to take any action, and to ensure that no action will be taken by any contractor (or any subcontractor) performing engineering, procurement and construction services, contracted for after the date of this document, or providing operating and management services contracted for after this date, for the project (each a "contractor" and collectively the "contractors"), to prevent employees of the DEBTOR and/or Prismar de Costa Rica, S.A. or of any such contractors performing such services for the project, legally exercise according to the Costa Rican Law, their right of associations and their right to bargain collectively.
     The DEBTOR and Prismar de Costa Rica, S.A. agree to observe, and to cause each contractor to observe, with respect to their respective employees, applicable laws relating to acceptable conditions of work, with respect to minimum wages, work schedule and occupational health and safety. Furthermore, in connection with the project, accept and agree to cause each contractor (i) not to use forced labor, (ii) not to employ any person under age fifteen years and not to employ any person under age eighteen for hazardous activity, and (iii) that all the employees will have the right to remove themselves from hazardous situations without jeopardizing their continued employment. In the event of non-compliance or possible non-compliance with the above requirements with respect to the employees of the DEBTOR and Prismar de Costa Rica or any contractor comes to the attention of the DEBTOR and/or Prismar de Costa Rica, S.A. it shall give prompt notice thereof to the Bank and OPIC and, if applicable, to such contractor. It (i) shall (a) cure such non-compliance or (b) cause such contractor to cure such non-compliance, in either case to the satisfaction of OPIC, and
     (ii) shall terminate the contract with such contractor (the "contract") unless such non-compliance is cured to the satisfaction of OPIC within 90 days of such notice, or notice thereof from the Bank or OPIC to it, whichever first occurs. The failure of the DEBTOR and/or Prismar de
     Costa Rica, S.A. to (a) promptly to notify OPIC and, if applicable, the contractor of such non-compliance; or (b) (i) to cure such non-compliance or cause such contractor to cure such non-compliance, in either case to the satisfaction of OPIC, or (ii) to terminate the contract, shall constitute a default of the present agreement permitting the Bank to accelerate the maturity of the Facility Loan. Notwithstanding the above, the DEBTOR and Prismar de Costa Rica, S.A.
     and the contractors are not responsible under this Section for the actions of the Government of Costa Rica. The DEBTOR and Prismar de
     Costa Rica, S.A. shall comply with (i) International Finance
     Corporation's Environmental, Health and Safety Guidelines for Office Buildings, dated July 1, 1998, and (ii) the provisions of all applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, with respect to the project.

Access to the Premises: THE DEBTOR and Prismar de Costa Rica, S.A. grant the
     CREDITOR with the right of access to the premises when reasonable to protect the right of THE CREDITOR under the Loan and the Security.

RIGHT TO SETOFF: after the occurrence and during the continuance of any event of default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit of the account of the DEBTOR and Prismar de Costa Rica, S.A. against any and all of the obligations of the DEBTOR now or hereafter existing under this agreement, irrespective or whether or not the Bank shall have made any demand under this agreement and although such obligations may be unmatured. The Bank agrees promptly to notify the DEBTOR after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

10. RESTRICTIONS ON THE DEBTOR AND PRISMAR DE COSTA RICA, S.A.:
THE DEBTOR and PRISMAR DE COSTA RICA, S.A. do expressly agree and undertake for the whole term of the loan and until all the monetary obligations derived from it have been paid in full and during the term of effectiveness of all the guarantees granted under this AGREEMENT, to the following:

STOCK OWNERSHIP: No change in the stock structure shall be made or permitted if it implies a change in the stock control in THE DEBTOR and/or in PRISMAR DE COSTA RICA, S.A., as long as this AGREEMENT is in effect or there is any monetary obligation derived from this AGREEMENT or its securities, not paid on a full or partial basis. Any change which results in PriceSmart, Inc. have a greater direct or indirect ownership in THE CREDITOR or PRISMAR DE COSTA RICA, S.A., is expressly exempted from this restriction.

STATUS OF THE DEBTOR AND PRISMAR DE COSTA RICA, S.A.: THE DEBTOR and PRISMAR
     DE COSTA RICA, S.A. shall not adopt any resolution of merger, liquidation or dissolution or consolidation with any other company or entity; and they shall not make any investments in subsidiaries, affiliates or third entities, or guarantee obligations of third parties without the prior written consent of THE CREDITOR, which shall not be unreasonably withheld. Neither THE DEBTOR nor PRISMAR DE COSTA RICA, S.A. shall invest in the capital stock or the shares of any subsidiary or affiliate, except in the regular course of business.

LIMITATION ON TRANSACTIONS: THE DEBTOR and PRISMAR DE COSTA RICA, S.A., excluding capital expenditures, cannot make any of the following transactions if they exceed two hundred and fifty thousand DOLLARS ($250,000.00) per year, unless they have the express authorization of THE CREDITOR, which shall not be unreasonably withheld: acquisitions, sales or transfers of assets, leases or sales, leasing, repurchase or redeeming of shares issued and outstanding (including stock options and coupons), swaps, revocations or resolutions, reforms, repurchases of debt and obligations under capital and operational leases. Notwithstanding the above, Borrower and/or Prismar de Costa Rica, S.A. might enter into a negotiations involving the sale of adjacent land, property number 494856-000, measuring 2,249.02 m2 for an amount not less than the "release price"; however Borrower and Prismar de Costa Rica, S.A. acknowledge that they will need Creditor's approval in order to execute any final transaction with such property. Such approval will be at the sole discretion of Creditor and in any event, the Creditor will require that all proceeds from the sale of such property be applied to the outstanding balance of the Loan. For this purposes, RELEASE PRICE is set at the higher of the appraised value of said land (US$281,127.50), or 90% of sale price, provided that the sale price is based on an "arms-length" transaction.

LIMITATION ON CAPITAL EXPENDITURES: THE DEBTOR and PRISMAR DE COSTA RICA,
     S.A. undertake not to exceed the amount of four hundred thousand DOLLARS ($400,000.00) in their annual capital expenditures. This amount refers to capital expenditures in addition and incremental to the financing provided by CITIBANK N.A. --International Banking Facility.

LIMITATION ON ENCUMBRANCES: THE DEBTOR and PRISMAR DE COSTA RICA, S.A. agree not to mortgage, pledge or otherwise encumber any of the assets that they currently own, without the prior express consent of THE CREDITOR, which shall not be unreasonably withheld.

CONDITIONS ON CONTRACTORS AND SUBCONTRACTORS: THE DEBTOR and PRISMAR DE COSTA
     RICA, S.A. undertake, during the term of effectiveness of this LOAN AGREEMENT, not to take any action, and assure that no contractor or subcontractor of the project may take any action that may prevent or hinder the employees of THE DEBTOR or any of the contractors or subcontractors working in the project of THE DEBTOR from or in the exercise of their rights of association and their rights of joint claims and defense. They also undertake, during the term of effectiveness of this LOAN AGREEMENT, to respect and have the contractors and subcontractors related to the project of THE DEBTOR respect all the laws that govern work conditions, including but not limited to those related to minimum wages, work schedules, occupational health and safety. They further undertake that they and the contractors or the subcontractors related to the project, (i) shall not force anybody to hard labor, (ii) shall not employ persons under fifteen years old, or persons under eighteen years old for dangerous works; and
     (iii) all their employees shall have the right to withdraw from dangerous situations, without thereby affecting their continuity as such. If THE DEBTOR is aware of any failure to comply with the provisions indicated in subsections (i), (ii) and (iii) above, whether in connection with the employees of THE DEBTOR or with any contractor or subcontractor, THE DEBTOR shall report it immediately to THE
     CREDITOR and OPIC and, when appropriate, to the contractor or subcontractor.

     Furthermore, THE DEBTOR shall: (a) cure the default or (b) force the contractor or subcontractor to cure the default, in both cases to the satisfaction of OPIC, and (ii) Terminate the contract with the contractor; in both cases unless the default is cured to the satisfaction of OPIC within ninety calendar days following notice of the default by THE CREDITOR or OPIC, whichever is first. Notwithstanding the above, THE DEBTOR and the contractors shall not be responsible, with respect to the provisions of this subsection, for the actions of the Government of Costa Rica.

11. REPRESENTATIONS AND WARRANTIES:
For the purpose of inducing THE CREDITOR to execute this LOAN AGREEMENT, the following representations are made:

THE DEBTOR is a company duly organized under the laws of Costa Rica, with legal existence as of the date hereof and full legal capacity to execute this LOAN AGREEMENT and the documents that supplement it.

THE DEBTOR and each of the GUARANTORS individually represent and warrant that they have the power and/or authorizations, as required by law, to act in their individual capacity and to execute this loan agreement and the documents that supplement it.

THE DEBTOR and each of the GUARANTORS individually represent and warrant that they have filed without omission all tax returns required by law and have paid without omission all taxes resulting from such returns or any tax assessment, requalification or requirement; and neither THE DEBTOR nor any of the GUARANTORS are aware of any obligation, assessment, tax, requirement or requalification with regard to the periods covered by the returns or communications filed or given before the date hereof, beyond what appear in such returns and communications, and neither DEBTOR nor any of the GUARANTORS have been notified by the appropriate authorities of any deficiency, error or requalification of their individual tax and/or other obligations of any nature, and neither THE DEBTOR nor any of the GUARANTORS foresee any likelihood for such an event.

THE DEBTOR and Prismar de Costa Rica, S.A. individually consent to cooperate with any inspections conducted by the Office of the Superintendent General of Financial Entities and/or THE CREDITOR directed to verify compliance with the investment plan that has been submitted and is included in the credit records concerning this LOAN AGREEMENT and undertakes and bind themselves to provide to THE CREDITOR any report with regard to the investment of the loan, as well as updated report of their financial statements.

THE DEBTOR and PRISMAR DE COSTA RICA, S.A. represent and warrant that they have obtained all the authorizations, licenses and permits necessary to perform all the activities related to their businesses and commercial operations, and that they will remain in force during the entire term of this agreement.

THE DEBTOR and each of the GUARANTORS represent and warrant that all the obligations and covenants hereunder expressed and assumed by them respectively, are legal and valid obligations, binding on and enforceable on each with accordance with their respective terms, and they do not require any additional authorization.

THE DEBTOR and each of the GUARANTORS individually represent and warrant that they, as of the date of execution of this instrument, are not in default under any law, regulation, undertaking, contract, mortgage, trust, resolution, license or any other instrument, obligation or duty, that binds or affects them individually or any of their properties, and which may be a default that significantly and adversely affects their capacity to comply with or perform any of their obligations under this LOAN AGREEMENT.

THE DEBTOR and each of the GUARANTORS individually represent and warrant that there are no current or threatened litigation, arbitration or claim that may by itself or together with any other procedure or claim, significantly and adversely affect their capacity to comply with or perform their obligations under this LOAN AGREEMENT.

THE DEBTOR and each of the GUARANTORS individually represent and warrant that they have fully disclosed to THE CREDITOR all facts concerning what they know or should reasonably know, would be a material fact to THE CREDITOR regarding the creditor's decision to execute this agreement.

THE DEBTOR and each of the GUARANTORS individually represent and warrant that they have not taken any action or step towards, liquidation, dissolution, bankruptcy or reorganization, or for the appointment of a receiver, a trustee, an administrator or a similar officer with respect to any or all of their assets or income.

THE DEBTOR and each of the GUARANTORS individually represent and warrant that they do not have any significant or contingent obligation that has not been duly disclosed to THE CREDITOR.

THE DEBTOR acknowledges and agrees that THE CREDITOR has received the approval of the Overseas Private Investment Corporation (OPIC) against risks as inconvertibility of the currency, impossibility or repatriation of the funds facilitated to the DEBTOR, expropriation and political violence, and that the terms of this credit are granted under the assumption that said insurance granted by the OPIC will continue in force in the same terms during the entire term of the credit. THE DEBTOR agrees that OPIC shall bear no liability if CREDITOR shall fail to make any disbursement of the loan (or any part of such disbursement) to THE DEBTOR as would otherwise be required under this instrument. THE DEBTOR agrees to pay all the expenses and professional fees related to the processing and issuance of this insurance, and THE CREDITOR recognizes that all the expenses and professional fees foreseeable with regard to said insurance are already included in the charges detailed in this document. THE DEBTOR acknowledges and agrees that if OPIC makes any payment to CREDITOR in connection with OPIC's guarantee of the loan, OPIC shall be entitled to require that CREDITOR transfer to OPIC CREDITOR'S entire interest in the loan and in any collateral provided for the loan, and THE DEBTOR hereby provides its consent to such transfer. The representations, statements and warranties set forth in this clause shall survive the performance of this LOAN AGREEMENT and they shall be considered repeated on any subsequent day until the loan and any other amounts due under it have been duly repaid to THE CREDITOR, and all the obligations herein set forth have been complied.

12.  DEFAULT

     Any of the following will be considered individually as a default of this LOAN AGREEMENT:

delay in a payment to principal by THE DEBTOR, as agreed upon;
delay in making one or more monthly payments of interest, as agreed upon; failure to pay the structuring fee, as agreed upon;
failure to pay any of the obligations of THE DEBTOR and/or PRISMAR DE COSTA
     RICA, S.A. to any individual or legal entity, when such a failure to comply persists for more than thirty (30) days after the due date, with the exception of debts with PriceSmart Inc., in which case the term of default can be extended to ninety (90) days; and those obligations that are self-guaranteed loans, and in all other cases, provided the obligations collected are not being reasonably questioned;
the failure to comply with any monetary or non-monetary obligations set forth in this AGREEMENT;
THE DEBTOR and/or each of the GUARANTORS file for or initiate proceedings for dissolution, liquidation or receivership, or are declared in bankruptcy, or request any meeting of creditors or consent to the appointment of a receiver, or cease to make payments, with the exception of those debts that are self-guaranteed;
b. failure to comply with any representation or guarantee made by THE DEBTOR, PRISMAR DE COSTA RICA, S.A. or any of the other GUARANTORS, or the determination that any warranty or representation is materially incorrect, or if any of the agreements are not complied with by them;
c. the securities created to secure this loan cannot be registered in the Public Registry due to causes imputable to THE DEBTOR;
d. this LOAN AGREEMENT or any of the securities provided by THE DEBTOR ceases to be a valid and perfect security right, or have in the future, due to any circumstance, a Material Adverse Change on their nature as securities for THE CREDITOR;
e. any legal or administrative proceeding materially prevents THE DEBTOR and/or Prismar de Costa Rica, S.A. from continuing the regular course of its business and operations, or they have in the future a Material Adverse Change on the business, operations and financial statements of THE DEBTOR AND PRISMAR DE COSTA RICA;
f. the validity or effectiveness of this LOAN AGREEMENT or any security issued in connection with it is successfully challenged by any Government authority, or any third party, whether an individual or a legal entity;
g. the Board of Directors or the senior management of THE DEBTOR and/or PRISMAR DE COSTA RICA, S.A. made decisions that, together with others or on a separate basis, affect or may affect adversely the net worth of THE DEBTOR, or the quality, preservation and/or state of the security, in the terms of the Article 777 of the Civil Code of the Republic of Costa Rica, for which THE DEBTOR expressly states that the encumbrances hereunder created in favor of THE CREDITOR, are those appropriate in accordance with the financial situation of THE DEBTOR as of the date hereof. Accordingly, any deterioration shall imply that it may have to grant an excess security and it is in default with regard to the security. For all purposes, THE DEBTOR recognizes as sufficient to certify such deterioration or imminent possibility of deterioration the opinion of its external auditors, together with the opinion of the credit department and the General Management of THE CREDITOR,
h. a change in the ownership, management or control of THE DEBTOR, or PRISMAR DE COSTA RICA, S.A., without the prior written consent of THE CREDITOR, excepting increases in direct or indirect ownership by PriceSmart, Inc.;
ANY OF THE GUARANTORS fail to comply with any obligations assumed under this
    LOAN AGREEMENT; or
i. if there is any materially adverse or other change in the financial condition, or in the business or in the business perspectives of THE
    DEBTOR and/or PRISMAR DE COSTA RICA, S.A. then: THE CREDITOR shall have the right to have all monetary obligations in its favor as due and payable earlier, being also empowered at its sole discretion to: (i) pursue the assets of THE DEBTOR and THE GUARANTORS, on a simultaneous or a subsidiary basis, at the exclusive judgment of THE CREDITOR, but in proportion to the guarantees, by means of the enforcement of bills of exchange and/or notes, or filing action to initiate proceedings in accordance with its rights; and/or (ii) also in the exclusive judgment of THE CREDITOR, as expressly accepted by THE DEBTOR, to enforce the securities received by THE CREDITOR with no need of Court proceedings to demonstrate the termination of the AGREEMENT or the failure to comply with the obligations derived from this AGREEMENT. The failure or delay by THE CREDITOR to enforce or exercise any right under this AGREEMENT shall not be interpreted as a waiver of that right or any other right or power it may have under this AGREEMENT or the Law. All the rights contained in this AGREEMENT and any securities herein established are cumulative and can be exercised jointly or separately.
Termination, by PriceSmart, Inc., or any other party to the Licensing, Technology Transfer, Training & Sourcing Agreement, pursuant to Section 12 of said Licensing Agreement. In the event PriceSmart, Inc. elects to terminate said Licensing Agreement during the term of the Loan, it shall provide Creditor with written notice of its intent thereof, six months prior to said election and shall grant creditor the right to substitute Prismar de Costa Rica, S.A. in said agreement or to elect another substitute that shall be acceptable to PriceSmart, Inc.

13. EARLY TERMINATION
The AGREEMENT may be subject to early termination if;

a. There is any material change in laws or regulations which may materially affect THE DEBTOR'S ability to comply with the obligations herein agreed upon; or

b. If the security granted is not considered to be in first position with regard to other debts of THE DEBTOR and/or PRISMAR DE COSTA RICA, S.A. or

c. if there is any materially adverse or other change in the financial condition, or in the business or in the business perspectives of THE DEBTOR and/or PRISMAR DE COSTA RICA, S.A., or

d. if there is a failure to comply with the obligations set forth in Section 10 above, then: THE CREDITOR shall have the right to have all monetary obligations in its favor together as due and payable earlier, being empowered at its sole discretion to; i) pursue the assets of THE DEBTOR and THE GUARANTORS, on a simultaneous or a subsidiary basis, at the sole discretion of THE CREDITOR, but in proportion to the guarantees, by means of the enforcement of bills of exchange and/or notes, or filing action to initiate proceedings in accordance with its rights; and/or (ii) also in the sole discretion of THE CREDITOR, as expressly accepted by THE DEBTOR, to enforce the securities received by THE CREDITOR with no need of Court proceedings to demonstrate the termination of the AGREEMENT or the failure to comply with the obligations derived from this AGREEMENT. The failure or delay by THE CREDITOR to enforce or exercise any right under this AGREEMENT shall not be interpreted as a waiver of that right or any other right or power it may have under this AGREEMENT or the Law. All the rights contained in this AGREEMENT and any securities herein established are cumulative and can be exercised jointly or separately.

In any of these events, CREDITOR will have the right to immediately collect the Loan with all consequences thereof.

14. TERM TO CURE DEFAULTS AND REASONS FOR EARLY TERMINATION:
Without prejudice of the provisions of Sections 12. and 13. above, and without affecting the consequences of the early termination or the default, including but not limited to: the right to charge overdue interest, THE CREDITOR shall be required provide, prior to filing any action at Court to which it may be entitled under the guarantees issued, a cure period in which THE DEBTOR may correct any defaults, in accordance with the following:

In cases in which there is failure to make timely payment of any amount owing under the LOAN AGREEMENT, THE CREDITOR shall grant a non-extendable term of ten
   (10) calendar days from the date of non-payment to complete the payment in full and cure default, provided that in such case that this provision cannot be exercised more than twice per year; otherwise an immediate "Event of Default" shall occur.

In any other case of default or event of early termination, that is, those termination conditions that do not involve the failure to pay an amount owing under this LOAN AGREEMENT, THE CREDITOR shall give notice to THE DEBTOR of the existence of said default or reason for early termination, granting to THE DEBTOR a non-extendable term of thirty (30) calendar days to immediately and definitively cure the cause of the default or the reason for the early termination.

15. SECURITY:
For purposes of securing payment of the amount of principal owed, the fee, regular interest, overdue interest if any, the personal and procedural costs of any eventual proceedings for collection, and all other monetary or other responsibilities of THE DEBTOR set forth in this LOAN AGREEMENT, and/or the damages caused by the failure of THE DEBTOR to comply, THE DEBTOR will grant sufficient security to the satisfaction of THE CREDITOR.

In addition to the above, the following companies do hereby become GUARANTORS of the monetary obligations of THE DEBTOR as set forth in this LOAN AGREEMENT, in the proportions hereunder indicated:

   PRISMAR DE COSTA RICA, S.A. and PSMT CARIBE, INC. on a jointly and absolute basis for the total amount of the debt.

   PRICESMART, INC., for an amount not to exceed sixty percent (60%) of the principal, that is, the amount of three million five hundred forty thousand DOLLARS ($3,540,000), plus the appropriate interest, and,

   PSC, S.A., for an amount not to exceed forty percent (40%) of the principal, that is, the amount of two million three hundred sixty thousand DOLLARS ($2,360,000.00), plus the appropriate interest. These companies make the same waivers and covenants that the THE DEBTOR has made and do hereby give their authorization to grant extensions or other facilities, without further consultation or notice, waiving the application of the laws of their domicile as well as payment demands.

 16. REDUCTION OF GUARANTORS' LIABILITIES:
 THE CREDITOR shall reduce the liability of each of the GUARANTORS, in accordance with the following:

Dollar per dollar upon repayment of the credit in accordance with the table of amortizations, provided that the maximum reduction shall be as follows:

Fifty percent (50%) of the LOAN, or two million nine hundred fifty thousand dollars ($2,950,000), at such time as the loan to value is equal to or less than 50% and, for the prior 12 month period, the net operating income from the project covered combined debt service (interest and principal amortization) on the loan at the minimum 1.50:1 ratio and:

Thirty percent (30%) of the LOAN, or one million seven hundred seventy dollars
   ($1,770,000), at such time as the loan to value is equal to or less than 30% and, for the 12 month period, the net operating income from the project covered combined debt service on the loan at a minimum 1.75:1 ratio.

THE CREDITOR at the express request of each of THE GUARANTORS shall grant these reductions; otherwise, the guarantees shall remain in force as originally agreed upon. In any case, this reduction does not apply to the guarantee issued by PRISMAR DE COSTA RICA, S.A., which shall remain in force in the same terms during the entire term of effectiveness of the debt.

17. WAIVER:
THE DEBTOR and each of THE GUARANTORS waive application of the laws of their domicile, payment demands and summary proceedings for collection. The encumbrances include, but are not limited to: any current or future improvement to THE PROPERTY and/or improvements thereon, including those made by third parties, as well as any excess area that may exist between the area registered in the Public Registry and the actual area of the property, all of which is accepted by THE DEBTOR. In case of a foreclosure auction, the base shall be the balance of the principle and interest owed at the time the collection proceedings are initiated, in accordance with the liquidation of THE CREDITOR. THE DEBTOR expressly and irrevocably waives in favor of THE CREDITOR any benefit of order in any eventual judicial proceedings. Consequently, THE CREDITOR can, in the event of a failure to comply with these monetary and non-monetary obligations, enforce the any security related to this Loan, and collect upon other assets of THE DEBTOR and/or any of THE GUARANTORS, all of this on a simultaneous or subsidiary basis, at the exclusive judgement of THE CREDITOR. The application of payments shall be made at the exclusive discretion of THE CREDITOR, even after the eventual auction. THE DEBTOR agrees to pay all taxes levied on the Property and deliver to THE CREDITOR during the entire term of effectiveness of The Loan Agreement, all communications about taxes that it may receive as well as the receipts of their effective payment, including any applicable interest or fine. THE DEBTOR agrees and binds itself not to transfer, consent to or grant any other encumbrance on the properties, without the prior written consent of THE CREDITOR, as well as to discharge any other encumbrance that may be in force over THE PROPERTY while any balance due under this AGREEMENT is still pending.

18. ADDITIONAL UNDERTAKINGS OF EACH OF THE GUARANTORS:
PriceSmart, Inc. undertakes to maintain a minimum net worth of fifty-five million DOLLARS ($55,000,000.00) during the entire term of effectiveness of the debt. Likewise, PRICESMART INC. undertakes to not diminish the interest that it currently has in PSMT CARIBE, INC., a company established and organized under the laws of the British Virgin Islands. In turn, PSC, S.A. undertakes to maintain a minimum net worth of ten million DOLLARS ($10,000,000.00) during the entire term of effectiveness of the debt. Likewise, PSC, S.A. undertakes to not diminish the interest that it currently has in PSMT CARIBE, INC., a company established and organized under the laws of the British Virgin Islands, with the exception that it may sell any part of its interest therein to PRICESMART, INC. PSMT Caribe, Inc. undertakes to maintain a minimum net worth of twenty five million dollars ($25,000,000.00) during the entire term of effectiveness of the debt. In the event that any of the GUARANTORS anticipate a variance from any of the above covenants, except wherein PRICESMART, INC. obtains greater percentage interest in PSMT CARIBE, INC., BORROWER and/or PRISMAR DE COSTA RICA, S.A., such GUARANTORS must obtains CREDITOR'S consent thereto with an advance sixty (60) days notice, which consent may be withheld at CREDITOR'S (sole) discretion.

19. HEDGING:
CREDITOR agrees that, prior to LOAN closing, it will not require DEBTOR to enter into a non-delivery forward contract in order to hedge local currency devaluation risk, based upon CREDITOR'S current policies and practices regarding devaluation risk. However, CREDITOR and DEBTOR agree that this policy will be reviewed on quarterly basis, and, in the event that market conditions so dictate, CREDITOR reserves the right to require that the DEBTOR enter into such hedge. DEBTOR acknowledges CREDITOR'S rights in this regard and agrees to act in good faith in order to mitigate any devaluation risk.

20. ASSIGNMENT AND PARTICIPATION IN THE CREDIT:
THE CREDITOR reserves the right to assign its rights under this LOAN AGREEMENT on a full or a partial basis, with no further obligation but to notify such a circumstance to THE DEBTOR. THE CREDITOR reserves the right and the option to offer participation in this credit at the time of or after subscription of this AGREEMENT, to a financial institution duly recognized as a First Rate institution by an international standards or by the Central Bank of Costa Rica, for the purpose of making the disbursements in excess of any actually then disbursed by THE CREDITOR. For all legal and judicial purposes, THE DEBTOR recognizes CITIBANK N.A. - International Banking Facility as sole creditor of this loan. No notice shall be required if THE CREDITOR offers participation in this credit to a financial institution.

21. EXPENSES AND PROFESSIONAL FEES:
All the expenses and professional fees, including but not limited to appraisal and attorney's fees, taxes, rates, legal tax stamps and charges in connection with the negotiation, preparation, execution, administration and performance of this LOAN AGREEMENT, its securities and other related acts and documents, shall be defrayed by THE DEBTOR and be immediately paid by it upon request of THE CREDITOR.
THE DEBTOR agrees and consents to assume and pay the personal and procedural costs of all and any eventual actions that may be filed by THE CREDITOR against THE DEBTOR to enforce THE DEBTOR's performance under this AGREEMENT.

22. PARTIAL NULLITY AND FAILURE TO COMPLY WITH OBLIGATIONS:
The nullity or illegality of any of the provisions of this LOAN AGREEMENT shall not affect the validity, legality and enforceability of the remaining clauses. All the rights and remedies established in this instrument or in any security document are cumulative and can be exercised contemporaneously or successively, in addition and not in exclusion of any other right or remedy established by law. Failure by THE CREDITOR to demand the exact compliance with all or any of the obligations of THE DEBTOR under this AGREEMENT does not imply and cannot be considered as an exemption, modification, acceptance or waiver of the terms, conditions and rights set forth in the LOAN AGREEMENT, because in order that such an exemption, modification, acceptance or waiver be valid, it has to be duly set forth in a writing accepted by both parties.

23. ABSENCE OF JOINT VENTURE:
Nothing herein stipulated or contained constitutes or may be interpreted as the creation of a joint venture or partnership for the achievement of a common purpose by and between THE DEBTOR and THE CREDITOR. THE CREDITOR shall not assume any liability for any obligation or risk derived from the business and activities of THE DEBTOR directly or indirectly.

24. STATEMENT OF MUTUAL BENEFIT:
THE CREDITOR and THE DEBTOR, expressly certify that the matters agreed upon by them in this LOAN AGREEMENT are the result of negotiations and mutual concessions that favor and benefit them.

25. GOVERNING LAW AND JURISDICTION:
THE CREDITOR and THE DEBTOR shall abide by the laws of the State of New York, United States of America, for interpretation of this LOAN AGREEMENT. Any complaint, action or procedure in connection with this LOAN AGREEMENT or its enforcement shall be subject to the jurisdiction of the U.S.Federal Court in the State of New York, for which purpose all parties waive application of the laws of their domicile and residence.

26. COMMUNICATIONS AND NOTICE REQUIREMENTS:
Any communication or notice required by this LOAN AGREEMENT shall be made in writing by means of certified letter, with receipt acknowledged, at the domicile indicated in this AGREEMENT, and the following addresses:

  TO THE CREDITOR:
  Citibank, N.A.
  General Manager
  Oficentro Ejecutivo Sabana Sur,
  Numero 3, Primer Piso
  San Jose, Costa Rica
  Fax (506) 296--24-58

  With a Copy to:

  Lic. David Arturo Campos B. and/or Lic. Rolando Lacle Zuniga
  Lacle & Gutierrez,
  Avenida 6, entre calles 21 y 25
  C.P. 794-1,000
  San Jose, Costa Rica
  Fax: (506) 221-61-62

  TO THE DEBTOR AND each of THE GUARANTORS:

  Ernesto Grijalva
  Vice President Latin America Legal Affairs
  PriceSmart, Inc.,
  4649 Morena Boulevard
  San Diego, CA 92107
  FAX: 858-581-4707

  With a copy to:

  Lic. Edgar Zurcher Gurdian
  Zurcher Montoya & Zurcher
  Calle 1a, entre avenidas 9 y 11
  CP 4066-1000,
  San Jose, Costa Rica
  FAX: 221-9127

26. SERVICE OF NOTICE

Finally, THE DEBTOR and each of THE GUARANTORS, through their officers duly authorized and indicated in this instrument, state that, without prejudice of waiving application of the laws of their domicile, they can be served in case of failure to comply with any obligation hereunder, at the address indicated in this document, and declare that they can be served personally or by means of notice at this address, and that they understand that if their address is inaccurate or non-existent, they can be served by means of notice published in a newspaper of the State of New York with a copy published in a newspaper in Costa Rica.

After reading the above, the parties agree on it, and sign on the dates and places indicated below.

CITIBANK, N.A.-IBF                     PRICSMARLANDCO, S.A.

Place: San Jose, Costa Rica            Place: San Jose, Costa Rica

Date: Oct. 7, 1999                     Date: Oct. 19, 1999

/s/ Victor Balcazar Banegas            /s/ Joseph William Martin
--------------------------------       ---------------------------------------
Victor Balcazar Banegas                Joseph William Martin
                                       Treasurer


PRISMAR COSTA RICA, S.A.,              PRICESMART, INC.,

Place: San Jose, Costa Rica            Place: San Diego, CA

Date: Oct. 19, 1999                    Date: Oct. 10, 1999

/s/ Joseph William Martin              /s/ Karen J. Ratcliff
--------------------------------       ---------------------------------------
Joseph William Martin                  Karen J. Ratcliff
President                              Executive VP Finance

P.S.C., S.A.                           VENTURES SERVICES, INC.
                                       (With respect to Sections 7 (h) and 12
                                       (p) of this Agreement.)
Place: San Jose, Costa Rica            Place: San Diego, CA

Date: Oct. 19, 1999                     Date: Oct. 10, 1999

/s/ Joseph William Martin              /s/ Karen J. Ratcliff
--------------------------------       ---------------------------------------
Joseph William Martin                  Karen J. Ratcliff
                                       Chief Finance Officer

PSMT Caribe, Inc.

Place: San Diego, CA

Date: Oct. 10, 1999

/s/ Karen J. Ratcliff
--------------------------------
Karen J. Ratcliff
Treasurer Chief Financial Officer